EXHIBIT



FOR IMMEDIATE RELEASE                         Contact: Gary Riepl
                                                       314/746-1100


                  JEFFERSON SMURFIT CORPORATION
          PRELIMINARY THREE MONTHS CONSOLIDATED RESULTS


St. Louis, MO, April 25, 1994 . . . Jefferson Smurfit Corporation announced preliminary financial results for the first quarter of 1994. For the three months ended March 31, 1994, the Company's net sales decreased 1.1% to $727.7 million compared to $735.9 million for the same period last year, its income from operations increased 17.6% to $46.8 million compared to $39.8 million last year and its net loss decreased to $11.8 million compared to a net loss of $32.0 million last year.

The decrease in net sales was due primarily to the shutdown of several of the Company's operating facilities which have experienced continuing poor performance over the last several years, including the Lockland, Ohio coated recycled boxboard mill, two folding carton plants, three shipping container plants and two reclamation facilities. The shutdowns were provided for in the Company's Restructuring Program announced last September. The Company believes that much of the improvement in operating income for 1994, in addition to that resulting from the shutdown of the facilities listed above, was due to the Company's new six year plan to reduce costs, increase volume and improve product mix. The net loss for the three months ended March 31, 1993 included a loss of $16.5 million for the cumulative effects of accounting changes related to the adoption of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" and SFAS No. 109, "Accounting for Income Taxes".

Jefferson Smurfit Corporation, headquartered in St. Louis, Missouri, is one of the nation's most broadly based paper, paperboard and packaging companies. JSC operates 147 mills and converting facilities in the United States, Canada, Mexico and Puerto Rico.